EXHIBIT 10.2

GLOBAL GEOPHYSICAL SERVICES, INC.
13927 South Gessner Road
Missouri City, TX  77489

October 25, 2012

Mr. Richard Degner
c/o Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, TX  77489

Dear Richard:

When executed and delivered by you and the Company, this letter agreement shall constitute the mutual agreement of you and Global Geophysical Services, Inc. (the “Company”) with respect to your resignation from the Company and related matters.  You and the Company have agreed as follows:

1. Resignation from and Appointment to Certain Positions.  Effective as of October 25, 2012, you have resigned from all director, officer and employee positions you hold with the Company and its subsidiaries and affiliates, except that you will continue to occupy the board position of Non-Executive Chairman of the Board of Directors (the “Board”) of the Company, and, as soon as practicable after the date of this letter agreement, you will be appointed President of the Company’s wholly-owned subsidiary, AutoSeis, Inc. (“AutoSeis”).  During the period that you occupy the position of Non-Executive Chairman of the Board, the Company agrees that there will be no other Chairman of the Board (executive or non-executive).  A duly executed copy of your resignation letter is attached as an exhibit to this letter agreement (the “Resignation Letter”).  You agree that, as requested by the Company from time to time, you will execute such other documents as may be necessary to evidence the resignations covered by the Resignation Letter.

2. Terms and Conditions of AutoSeis Employment.  As President of AutoSeis:

(a) You will report to the Board.

(b) Your base salary will be maintained at its current level.

(c) You will be entitled to a commission payment equal to 1% of AutoSeis net sales to third parties (specifically excluding sales to the Company and its affiliates) at prices not less than as set forth on an approved pricing list, except as otherwise approved by the Chief Executive Officer of the Company.  Additional bonuses, if any, will be paid in the sole discretion of the Board.

(d) Your principal place of business will be an office at the Aperio offices in Houston.  You will not report to the offices of the Company except for meetings of the Company’s Board held at the offices of the Company, matters related to the business of AutoSeis or if requested to do so by the Chief Executive Officer of the Company.

(e) If your employment is terminated without “cause” (a “Qualifying Termination”) during the two-year period following the date of your appointment, you will receive a severance package consisting of the following:  (1) (x) if the Qualifying Termination occurs during the first twelve months following the date of this letter agreement, two years of base salary, paid in equal monthly installments over two years, and (y) if the Qualifying Termination occurs during the second twelve months following the date of this letter agreement, one year of base salary, paid in equal monthly installments over one year; (2) full vesting of any unvested Company equity awards; and (3) one year of continued medical coverage at active-employee rates; in each case subject to customary mutual releases and nondisparagement provisions.  For purposes of this letter agreement, “cause” will have the same meaning as set forth in the Company’s 2006 Incentive Compensation Plan but will also include a material breach of this letter agreement.  In consideration of the severance arrangement in this letter agreement, you agree that the Change in Control Agreement, dated as of March 16, 2012, to which you are a party is no longer of any force or effect.

3. Mutual Releases.

(a) You, individually and on behalf of your estate, heirs, assigns, predecessors-in-interest and successors-in-interest (the “Degner Parties”), absolutely and forever release and discharge the Company, its subsidiaries and affiliates, and all of the shareholders, members, partners, principals, officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns of the foregoing (collectively, the “Company Parties”), from any and all claims, counterclaims, contentions, debts, agreements, rights, demands, covenants, duties, obligations, responsibilities, representations, warranties, promises, liabilities, damages, expenses, attorneys’ fees, costs and causes of action, whether known or unknown, of whatever kind, whether based on contract, tort, statutory or other legal or equitable theory of recovery (each, an “Action”), which any of the Degner Parties now has, ever has had, or may have had up to the date of this letter agreement and any related compensatory, punitive or liquidated damages.  The Actions released by the Degner Parties include, without limitation, those (i) arising out of or in connection with your service as an employee, officer and/or director of the Company or any of its affiliates (or any predecessor thereof), and the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary, equity compensation or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices).  You represent that neither you, nor any Degner Party, nor any person, organization or other entity acting on behalf of any of them, has filed any complaint, charge, claim or proceeding against any Company Party.  You do acknowledge and agree that the Degner Parties are waiving and releasing, to the maximum extent permitted by applicable law, Actions in your capacity as a stockholder of the Company (including, but not limited to, future Actions based on past conduct).

(b) The Company, on behalf of itself and the Company Parties, absolutely and forever releases and discharges the Degner Parties from any and all Actions which any of them now have, ever have had, or may have had up to the date of this letter agreement and any related compensatory, punitive or liquidated damages.  The Company represents that neither it, nor any Company Party, nor any person, organization or other entity acting on behalf of any of them, has filed any complaint, charge claim or proceeding against any Degner Party.

(c) You and the Company hereby agree that no fact, evidence, event, or transaction, whether known or unknown, will affect, in any manner, the final and unconditional nature of the releases contained herein.

(d) Actions not Released.  The releases given in this letter agreement shall not apply to any Action related to (i) your rights to receive the benefit of equity compensation and other benefits owed to you as of the date of this letter agreement in accordance with the applicable terms, (ii) your rights under any employee benefit plan in which you hold a vested interest, (iii) your or the Company’s right to enforce this letter agreement or (iv) your rights to indemnification as a director or officer of the Company or any of its affiliates.  You do acknowledge and agree that the Company is not waiving or releasing any Action related to the commission of any crime or act of willful misconduct by any Degner Party.

(e) You further agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any Action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring any such Action, nor shall you participate, directly or indirectly, in any such Actions.

(f) No Admission of Liability.

(i) You, on your behalf and on behalf of the Degner Parties, deny any wrongdoing whatsoever in connection with your dealings with the Company Parties.  It is expressly understood and agreed that nothing contained in this letter agreement shall be deemed or construed at any time for any purpose as an admission of any wrongdoing or liability on the part of any Degner Party.

(ii) The Company, on behalf of itself and the Company Parties, denies any wrongdoing whatsoever in connection with its and their dealings with you.  It is expressly understood and agreed that nothing contained in this letter agreement shall be deemed or construed at any time for any purpose as an admission of any wrongdoing or liability on the part of any Company Party.

4. Nondisparagement.  From and after the date of this letter agreement, you shall not make or publish any disparaging statements (whether written or oral) regarding the Company or its affiliates, directors, officers or employees, and the Company shall not, and shall use its commercially reasonable efforts to ensure that its directors and officers, and that the directors and officers of its affiliates do not, make or publish any disparaging statements (whether written or oral) regarding you or any member of your immediate family.  However, this letter agreement shall not preclude either you or the Company (or, in the case of the Company, its subsidiaries, and their officers and directors) from making any truthful statements about the other to the extent required or necessary (a) by applicable law or regulation, in connection with any litigation or arbitration (regardless of whether between the parties), (b) in the course of any regulatory or administrative inquiry, review or investigation or (c) in response to a disparaging or incorrect statement made by the other party.

5. Miscellaneous.  The rights and obligations of the parties under this letter agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This letter agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns.  This letter agreement shall be deemed to be made in the State of Texas and shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law.  Together with the Resignation Letter, this letter agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between you and the Company relating to such subject matter.  All notices or other communications required or permitted to be given by a party hereunder shall be in writing and shall be delivered by hand, sent by facsimile or email, or sent, postage prepaid, by registered, certified or express mail or overnight courier service, to the other party at the addresses contained in the records of the

Company (which each party shall update as necessary from time to time).  This letter agreement may be executed in counterparts (including via facsimile or .pdf file).

[signature page follows]

If you are in agreement with the foregoing, please execute and deliver this letter agreement and the Resignation Letter to Chris Graham.

Very truly yours, GLOBAL GEOPHYSICAL SERVICES, INC.

/s/ Christopher P. Graham
By:	Christopher P. Graham
Its:	Senior Vice President & General Counsel

ACCEPTED AND AGREED:

/s/ Richard A. Degner
Richard A. Degner